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                                                                    Exhibit 23.2







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-80218, No. 33-86762, No. 333-31017 and No. 333-87143 as
amended) pertaining to the Navarre Corporation 1992 Stock Option Plan, and the Registration Statements (Forms S-3 No. 333-58149 and No. 333-111733) pertaining to the registration of Navarre Corporation common stock of our report dated May 13, 2004, except for Note 5, as to which the date is June 21, 2004 and Note 3, as to which the date is June 1, 2005, with respect to the consolidated financial statements and the financial statement schedule included in the Annual Report (Form 10-K) of Navarre Corporation for the year ended March 31, 2005.


/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 14, 2005